Exhibit 8.1

Asia Pacific
Bangkok
Beijing
Hanoi
Ho Chi Minh City
Hong Kong
Jakarta*
Kuala Lumpur*
Manila*
Melbourne
Shanghai
Singapore
Sydney
Taipei
Tokyo

Europe, Middle
East & Africa
Abu Dhabi
Almaty
Amsterdam
Antwerp
Bahrain
Baku
Barcelona
Berlin
Brussels
Budapest
Cairo
Casablanca
Doha
Dusseldorf
Frankfurt/Main
Geneva
Istanbul
Johannesburg
Kyiv
London
Luxembourg
Madrid
Milan
Moscow
Munich
Paris
Prague
Riyadh
Rome
St. Petersburg
Stockholm
Vienna
Warsaw
Zurich

Latin America
Bogota
Brasilia*
Buenos Aires
Caracas
Guadalajara
Juarez
Mexico City
Monterrey
Porto Alegre*
Rio de Janeiro*
Santiago
Sao Paulo*
Tijuana
Valencia

North America
Chicago
Dallas
Houston
Miami
New York
Palo Alto
San Francisco
Toronto
Washington, DC

* Associated Firm
Baker & McKenzie LLP

300 East Randolph Street, Suite 5000
Chicago, IL 60601
United States

Tel: +1 312 861 8000
Fax: +1 312 861 2899
www.bakermckenzie.com

July 26, 2016

Urstadt Biddle Properties, Inc.
321 Railroad Avenue
Greenwich, CT 06830

RE:	Urstadt Biddle Properties Inc.
Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel for Urstadt Biddle Properties Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of up to 3,162,500 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”). The Shares are being issued under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-198664), as amended through the date hereof (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered below, we have examined the following:

1)	the Company’s Amended and Restated Articles of Incorporation, as filed with the State Department of Assessments and Taxation of Maryland on January 30, 1997;

2)	the Company’s Bylaws;

3)	the Registration Statement;

4)	the prospectus dated September 24, 2014 relating to the offer and sale from time to time of up to $400,000,000 of the Company’s common stock, Class A Common Stock, preferred stock and depositary shares that forms a part of and is included in the Registration Statement (the “Base Prospectus”) as supplemented by the prospectus supplement dated July 21, 2016 relating to the offering of the Shares (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); and

5)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

In connection with the opinions rendered below, we have assumed generally that:

1)	Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy, and has not been amended.

2)	During the Company’s fiscal year ended October 31, 2011 and subsequent fiscal years, the Company, the partnerships and the corporations in which the Company owns an interest (respectively, the “Partnerships” and “Corporations”) have operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years.

3)	No amendments to the organizational documents of the Company, the Partnerships and the Corporations will be made after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.

4)	No action will be taken by the Company, the Partnerships or the Corporations after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the factual representations set forth in the Officer’s Certificate.

Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, the factual matters in the discussion in the Prospectus under the caption “United States Federal Income Tax Considerations” (which discussion is incorporated herein by reference), we are of the opinion that:

a)	the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its fiscal years ended October 31, 2011 through October 31, 2015, and the Company’s organization and current method of operation will enable it to continue to qualify to be taxed as a REIT for its current fiscal year ending October 31, 2016 and in the future;

b)	the statements contained in the Prospectus under the caption “United States Federal Income Tax Considerations,” insofar as such statements constitute matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and fairly present and summarize, in all material respects, the matters referred to therein.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for its fiscal year ending October 31, 2016, and subsequent fiscal years will satisfy the requirements for qualification and taxation as a REIT.

We also note that the tax consequences addressed herein depend upon the actual occurrence of events in the future, which events may or may not be consistent with any representations or covenants made to us for purposes of this opinion. In particular, the qualification and taxation of the Company as a REIT for U.S. federal income tax purposes depend upon the Company’s ability to meet on a continuing basis certain distribution levels, diversity of stock ownership, and the various qualification tests imposed by the Code. To the extent that the facts differ from those represented to or assumed by us herein, our opinion should not be relied upon.

Our opinion is based on existing law as contained in the Code, final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could change at any time, possibly with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree, with our conclusions.

We have acted as U.S. federal income tax counsel to the Company with respect to the issuance and sale of the Shares. The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We have also not considered any non-tax matters. We undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and the filing of this opinion as an exhibit to Form 8-K to be filed with the SEC on or about the date hereof. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP